UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : August 30, 2005

RICHARDSON ELECTRONICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-12906	36-2096643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois	60147-0393
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 208-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operation and Financial Condition

On August 26, 2005, Richardson Electronics, Ltd. issued a press release reporting results for its fiscal fourth quarter and fiscal year ended May 28, 2005. A copy of the press release is furnished below:

Richardson Reports Record Sales for Second Consecutive Year

LaFox, IL, Friday, August 26, 2005: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported results for its fiscal fourth quarter and fiscal year ended May 28, 2005.

For the second consecutive year, the Company achieved record sales with all four strategic business units growing sales. Sales increased 11.3% to $578.7 million in fiscal 2005 with strong demand for custom display and wireless products. Sales at all four of the Company’s geographic areas increased over fiscal 2004 with continued strength in Asia/Pacific where sales achieved double-digit growth for the seventh consecutive year.

Net loss in fiscal 2005 was $11.3 million, or $0.67 per diluted share, compared to net income of $6.0 million, or $0.42 per diluted share, in fiscal 2004. The loss included incremental tax provisions, restructuring and other charges and a gain on sale of land.

•	The Company recorded incremental income tax provisions of $13.1 million in fiscal 2005 primarily to increase the valuation allowance related to the Company’s deferred tax assets.

•	The Company implemented restructuring actions at the end of the third quarter of fiscal 2005, which included changes in management and a reduction in workforce of over 60 employees, to accelerate the alignment of operations with the Company’s engineered solutions strategy and improve operating efficiency. Restructuring charges of $2.2 million (before tax) and incremental inventory write-down charges of $0.9 million (before tax) were recorded in the fiscal year.

•	The Company incurred $2.4 million (before tax) of additional expense related to Sarbanes-Oxley compliance, audit and tax fees.

•	On May 26, 2005, the Company completed the sale of approximately 205 acres of undeveloped real estate adjoining its headquarters in LaFox, Illinois. The sale resulted in a gain of $9.9 million (before tax).

For the fourth quarter of fiscal 2005, the Company’s sales grew year over year for the twelfth consecutive quarter. Sales increased to $147.3 million in the quarter, up 1.4% over the fourth quarter of fiscal 2004, with increased demand for security systems, industrial power and wireless products partially offset by lower sales of cathode ray tubes and specialty displays. Geographically, sales in Latin America and Asia led the growth in the quarter partially offset by lower sales in Europe. Sales in North America were essentially flat in the quarter compared to the fourth quarter of fiscal 2004.

Net income in the fourth quarter of fiscal 2005 was $2.5 million, or $0.14 per diluted share, compared to net income of $2.6 million, or $0.18 per diluted share, in the fourth quarter of fiscal 2004.

Eliminating the gain on sale of land of $9.9 million, the Company was not in compliance with its credit agreement covenants at May 28, 2005. The Company has received a waiver and has executed an amendment to the credit agreement to provide the Company additional flexibility for the first three quarters of fiscal 2006. In addition, the amendment extended the Company’s requirement to refinance the remaining $22.3 million aggregate principal amount of the 7 1/4% convertible subordinated debentures and the 8 1/4% convertible senior subordinated debentures from February 28, 2006 to June 10, 2006.

“Although we were pleased with record level sales, we were disappointed with our fiscal 2005 results,” said Edward J. Richardson, Chairman of the Board and Chief Executive Officer. “The operating results of the Company were significantly impacted by the costs associated with the restructuring, which we initiated in February 2005, as well as the expense to comply with Sarbanes-Oxley requirements and the accounting fees related to the restatement of foreign exchange accounting on intercompany balances.”

“Our strategy of engineered solutions continues to be extremely well received by our customers and vendors as evidenced by our second consecutive year of record sales levels. We are confident that this strategy combined with a reorganized and much more efficient organization will continue to produce record sales and return the Company to improved levels of profitability.”

On Friday, August 26, 2005 at 9:00 a.m. CDT, Mr. Edward J. Richardson, Chairman and Chief Executive Officer will host a conference call to discuss the release. A question and answer session will be included as part of the call’s agenda. To listen to the call, please dial 800-762-6067 approximately five minutes prior to the start of the call. A replay of the call will be available from 12:30 p.m. on August 26, 2005 through September 27, 2005. The telephone numbers for the replay are (USA) 800-475-6701 and (International) 320-365-3844; access code 793712.

This release includes certain “forward-looking” statements as defined by the SEC. Statements in this press release regarding the Company’s business which are not historical facts represent “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s annual report on Form 10-K. The Company assumes no responsibility to update the forward-looking statements in this release as a result of new information, future events, or otherwise.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “engineered solutions,” serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

Richardson Electronics, Ltd.

Consolidated Condensed Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 28, 2005	May 29, 2004	May 28, 2005	May 29, 2004
Net sales	$147,303	$145,300	$578,724	$519,823
Cost of products sold	114,546	109,015	441,817	392,117

Gross margin	32,757	36,285	136,907	127,706
Selling, general and administrative expenses	33,460	30,030	128,733	108,299
(Gain) loss on disposal of assets	(9,918)	579	(9,918)	579

Operating income	9,215	5,676	18,092	18,828
Other expenses, net	3,790	2,093	7,538	10,258

Income before income tax	5,425	3,583	10,554	8,570
Income tax provision	2,923	1,003	21,865	2,537

Net income (loss)	$2,502	$2,580	$(11,311)	$6,033

Net income (loss) per share - basic:
Net income (loss) per share	$.14	$.18	$(.67)	$.43

Average shares outstanding	17,321	14,153	16,942	14,040

Net income (loss) per share - diluted:
Net income (loss) per share	$.14	$.18	$(.67)	$.42

Average shares outstanding	17,554	14,553	16,942	14,418

Dividends per common share	$.04	$.04	$.16	$.16

Certain amounts in fiscal 2004 were reclassified to conform to the fiscal 2005 presentation.

Richardson Electronics, Ltd.

Sales and Gross Margin

(In thousands)

By Business Unit:
	Sales			Gross Margin
	FY 2005	FY 2004	% Change	FY 2005	GM% of Sales	FY 2004	GM% of Sales
Fourth Quarter
RF and Wireless Communications	$68,549	$67,896	1.0%	$14,298	20.9%	$15,150	22.3%
Industrial Power Group	32,298	31,505	2.5%	9,480	29.4%	9,964	31.6%
Security Systems Division	26,853	25,438	5.6%	6,827	25.4%	6,626	26.0%
Display Systems Group	18,038	18,696	-3.5%	4,337	24.0%	4,973	26.6%
Other	1,565	1,765	-11.3%	(2,185)		(428)

Total	$147,303	$145,300	1.4%	$32,757	22.2%	$36,285	25.0%

Year to Date
RF and Wireless Communications	$265,602	$231,389	14.8%	$58,162	21.9%	$52,340	22.6%
Industrial Power Group	122,906	112,737	9.0%	37,005	30.1%	34,694	30.8%
Security Systems Division	105,581	101,979	3.5%	26,889	25.5%	26,045	25.5%
Display Systems Group	78,078	66,452	17.5%	17,865	22.9%	17,105	25.7%
Other	6,557	7,266	-9.8%	(3,014)		(2,478)

Total	$578,724	$519,823	11.3%	$136,907	23.7%	$127,706	24.6%

By Geographic Area:

	Sales			Gross Margin
	FY 2005	FY 2004	% Change	FY 2005	GM% of Sales	FY 2004	GM% of Sales
Fourth Quarter
North America	$76,160	$76,023	0.2%	$21,479	28.2%	$19,519	25.7%
Europe	29,562	30,689	-3.7%	8,211	27.8%	8,778	28.6%
Asia/Pacific	33,582	32,948	1.9%	8,131	24.2%	7,077	21.5%
Latin America	5,974	4,963	20.4%	1,695	28.4%	1,319	26.6%
Corporate	2,025	677	199.1%	(6,759)		(408)

Total	$147,303	$145,300	1.4%	$32,757	22.2%	$36,285	25.0%

Year to Date
North America	$303,708	$275,491	10.2%	$80,262	26.4%	$71,763	26.0%
Europe	123,846	116,714	6.1%	35,258	28.5%	33,603	28.8%
Asia/Pacific	124,799	104,068	19.9%	29,691	23.8%	23,304	22.4%
Latin America	21,366	20,065	6.5%	5,879	27.5%	4,860	24.2%
Corporate	5,005	3,485	43.6%	(14,183)		(5,824)

Total	$578,724	$519,823	11.3%	$136,907	23.7%	$127,706	24.6%

Note:	Certain amounts in fiscal 2004 were reclassified to conform with the fiscal 2005 presentation. Europe includes sales and gross margins to Middle East and Africa. Corporate consists of freight and other non-area specific sales and gross margins.

Richardson Electronics, Ltd.

Consolidated Condensed Balance Sheets

(In thousands)

	May 28, 2005	May 29, 2004
ASSETS
Current assets:
Cash and cash equivalents	$24,530	$16,927
Accounts receivable, net	106,928	106,130
Inventories	102,272	92,297
Other	9,937	19,739

Total current assets	243,667	235,093

Property, plant and equipment, net	31,821	30,589
Goodwill and intangible assets, net	7,167	6,309
Other assets	5,163	10,954

Total assets	$287,818	$282,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,305	$33,473
Accrued liabilities	22,731	23,224
Current portion of long-term debt	22,305	4,027

Total current liabilities	84,341	60,724
Long-term debt, less current portion	98,028	133,813
Other liabilities	1,401	241

Total liabilities	183,770	194,778

Stockholders’ equity	104,048	88,167

Total liabilities and stockholders’ equity	$287,818	$282,945

Certain amounts in fiscal 2004 were reclassified to conform to the fiscal 2005 presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD.

Date: August 30, 2005	By:	/s/ David J. DeNeve
	Name:	David J. DeNeve
	Title:	Senior Vice President and
Chief Financial Officer